Lake Shore Bancorp, Inc. Reports First Quarter 2017 Earnings and Declares Dividend

DUNKIRK, N.Y.— April 27, 2017—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the first quarter 2017.

Net income for first quarter 2017 was $716,000, or $0.12 per diluted share, compared to net income of $2.0 million, or $0.33 per diluted share, for first quarter 2016. 2017 first quarter net income reflected a $1.6 million decrease in gains on the sale of securities, a $220,000 increase in provision for loan losses and a $175,000 increase in non-interest expense which was partially offset by a $391,000 increase in net interest income and a $346,000 decrease in income tax expense when compared to the first quarter of 2016.

2017 First Quarter Highlights:

•	Loans receivable, net increased 5.7% to $345.0 million at March 31, 2017 from $326.4 million at December 31, 2016 primarily due to organic commercial loan growth of 14.1%;
•	Total deposits grew by $4.9 million, or 1.3%, to $390.8 million at March 31, 2017 which included net core (non-time) deposit growth of $2.4 million;
•	Net interest margin of 3.69% for first quarter 2017, up 26 basis points from first quarter 2016 and 24 basis points from fourth quarter 2016;
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Provision for loan losses increased $220,000,  to appropriately reflect risk associated with commercial portfolio growth of $19.6 million during the first quarter and partially due to the downgrade of two performing commercial loan relationships from a special mention to substandard reserve pool;  and

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Non-performing loans as a percent of total loans decreased from 1.80% as of December 31, 2016 to 1.29% as of March 31, 2017 due to the payoff of a $1.2 million non-performing commercial real estate loan during first quarter 2017.

“Record organic growth in commercial loan originations, together with steady increases in both core deposits and net interest margin, contributed to our quarterly results,” stated Daniel P. Reininga, President and Chief Executive Officer.  “We continue to invest in the people and the digital resources necessary to meet the evolving demands of today’s “connected consumers” and business owners, as we deepen customer relationships without sacrificing the individualized service indicative of a true community bank.”

Net Interest Income

First quarter 2017 net interest income increased $391,000, or 10.4%, to $4.2 million for the first quarter 2017 as compared to the 2016 first quarter. Interest income for first quarter of 2017 was

$4.8 million, an increase of $394,000, or 9.0%, compared to first quarter 2016.  The increase was attributable to a $33.8 million increase in the average balance of loans, partially offset by a $25.4 million decline in the average balance of the Bank’s securities portfolio since March 31, 2016. The increase in the average loan balance was primarily due to growth in the commercial real estate and commercial business loan portfolios since March 31, 2016. The decrease in the average balance of the securities portfolio was primarily due to the Company’s strategy to reinvest paydowns and sales proceeds received on the securities portfolio into adjustable rate loan originations in order to be in a better position to take advantage of future increases in market interest rates. The increase in interest income was partially due to the receipt of $202,000 in interest related to the pay-off of one non-performing commercial real estate loan.

Interest expense for the 2017 first quarter was $590,000, an increase of 0.5%, from $587,000 for the 2016 first quarter.  Average deposits increased by $7.7 million since March 31, 2016 with the growth being primarily in low-cost core (non-time) deposits.

Non-Interest Income

Non-interest income decreased by $1.6 million, or 71.5%, to $630,000 in the first quarter of 2017 as compared to $2.2 million for the first quarter 2016. The decrease was primarily due to a $1.6 million pre-tax realized gain on the sale of securities during the 2016 first quarter as compared to a $25,000 pre-tax realized gain on the sale of securities during the 2017 first quarter. The decrease was partially offset by an increase in earnings on bank owned life insurance and service charges and fees. Earnings on bank owned life insurance increased by $20,000, or 29.9%, during the first quarter of 2017 due to the purchase of an additional $2.5 million in insurance during the fourth quarter of 2016.  2017 first quarter service charges and fees increased by $13,000, or 3.0%, when compared to first quarter 2016, due to increased growth in core deposits and new product offerings.

Non-Interest Expense

Non-interest expense was $3.6 million for the first quarter of 2017, an increase of $175,000, or 5.1%, compared to the same quarter in the prior year. Salary and benefits expense increased by $100,000, or 5.6%, due to annual salary increases and grants of stock awards.  Advertising expenses increased $54,000, or 47.8%, primarily due to the development of new marketing campaigns associated with current deposit and loan promotions. Data processing expenses increased $42,000, or 15.9%, due to implementation of new technology and growth in deposit and loan accounts. Decreases in professional service fees and FDIC insurance expense in the first quarter 2017 were partially offset by increases in occupancy expenses and other expenses when compared to the first quarter in the prior year.

Asset Quality

The first quarter 2017 provision for loan losses was $350,000, a $220,000 increase as compared to the same quarter in the prior year.  The increase in the provision was primarily for general reserves being set aside on the $19.6 million in new commercial loans originated during the first quarter of 2017 and due to downgrade in the loan classification for two commercial loan relationships from a special mention to substandard reserve pool during the first quarter of 2017.  These two loans are currently performing, and both are primarily collateralized by commercial real estate, as well as fixtures and equipment.

Non-performing loans as a percent of total loans at March 31, 2017 were 1.29%, a 51 basis points decrease from 1.80% at December 31, 2016, primarily due to a payoff received on one non-performing commercial real estate loan during first quarter 2017. The Company’s allowance for loan losses as a percent of total loans was 0.93% at March 31, 2017 and 0.88% at December 31, 2016.

Balance Sheet Summary

Total assets at March 31, 2017 were $493.9 million, a $4.7 million, or 1.0%, increase as compared to $489.2 million at December 31, 2016. Loans receivable, net at March 31, 2017 were $345.0 million, an $18.7 million, or 5.7%, increase as compared to $326.4 million at December 31, 2016. The increase in total loans was primarily due to an increase in commercial real estate, construction and commercial business loans. Total deposits at March 31, 2017 were $390.8 million, an increase of $4.9 million, or 1.3%, compared with $385.9 million at December 31, 2016. The increase in deposits was primarily due to an increase in both core deposits and time deposit accounts. Core deposits at March 31, 2017 were $241.2 million, an increase of $2.4 million, or 1.0%, from December 31, 2016. Stockholders’ equity at March 31, 2017 was $76.6 million, an increase of $571,000, or 0.8%, compared with $76.0 million at December 31, 2016.  The increase in stockholders’ equity was primarily attributed to net income which was partially offset by dividend payments.

Dividends Declared

The Company’s Board of Directors approved a $0.08 per share cash dividend on the Company’s common stock on April 26, 2017, payable on May 24, 2017, to shareholders of record as of May 11, 2017. Lake Shore, MHC (the “MHC”), which holds 3,636,875, or 59.5%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $15.67 on April 25, 2017, which implied a dividend yield for the Company’s common stock of 2.04%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2017	2016
	(Unaudited)
	(Dollars in thousands)

Total assets	$493,867	$489,174
Cash and cash equivalents	33,885	45,479
Securities available for sale	83,630	86,335
Loans receivable, net	345,032	326,365
Deposits	390,810	385,893
Long-term debt	18,950	18,950
Stockholders’ equity	76,601	76,030

Statements of Income
	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,758	$4,364
Interest expense	590	587
Net interest income	4,168	3,777
Provision for loan losses	350	130
Net interest income after provision for loan losses	3,818	3,647
Total non-interest income	630	2,210
Total non-interest expense	3,577	3,402
Income before income taxes	871	2,455
Income tax expense	155	501
Net income	$716	$1,954
Basic and diluted earnings per share	$0.12	$0.33
Dividends declared per share	$0.08	$0.07

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)

Return on average assets(1)	0.59%	1.65%
Return on average equity(1)	3.73%	10.40%
Average interest-earning assets to average interest-bearing liabilities	128.08%	127.32%
Interest rate spread	3.55%	3.28%
Net interest margin	3.69%	3.43%

(1) Annualized

	March 31,	December 31,
	2017	2016
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.29%	1.80%
Non-performing assets as a percent of total assets	0.98%	1.28%
Allowance for loan losses as a percent of total net loans	0.93%	0.88%
Allowance for loan losses as a percent of non-performing loans	71.95%	49.12%